Exhibit 99.1
Esperion Reports Fourth Quarter and Full Year 2024 Financial Results

– FY24 Total Revenue Grew 186% Y/Y to $332.3 Million; FY24 U.S. Net Product Revenue Grew 48% Y/Y to $115.7 Million –

–Q4 Total Revenue Grew 114% Y/Y to $69.1 Million; Q4 U.S. Net Product Revenue Grew 52% Y/Y to $31.6 Million –

– Q4 Retail Prescription Equivalents Grew 45% Y/Y and 12% Q/Q –

– Focused On Three Pillars for Building a Blockbuster Company: Continued Revenue Growth, Reaching Operating Profitability, and Portfolio Expansion/Pipeline Advancement –

– Announces Development of Triple Combination Products with Bempedoic Acid in the U.S. –

– Conference Call and Webcast Today at 8:00 a.m. ET –

ANN ARBOR, Mich., March 4, 2025 (GLOBE NEWSWIRE) – Esperion (NASDAQ: ESPR) today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided a business update.

“The significant progress we and our partners achieved throughout 2024 has formed a strong foundation that empowers us to enter the new year with a bold vision centered around three strategic pillars for building a blockbuster company: continued revenue growth, operating profitability, and portfolio expansion and pipeline advancement,” said Sheldon Koenig, President and CEO of Esperion. “We expect to drive further revenue growth and reach operating profitability through durable growth of our bempedoic acid products in the U.S. and Europe and through global expansion into key markets with large patient populations, such as Japan. Our significantly strengthened balance sheet and capital structure supports plans to expand our portfolio with the potential acquisition or in-licensing of cardiometabolic products that are synergistic with our commercial call point.”

“In tandem, we will broaden our reach and impact with the development of our triple combination products, which will offer physicians and patients the flexibility of a suite of options that include monotherapy and polypill therapies. We believe these next generation combinations represent the future of preventative cardiovascular care as supported by clinical publications that highlight their enhanced efficacy. In addition, we are advancing our innovative clinical development pipeline to address other urgent unmet medical needs and look forward to showcasing our progress and plans at our upcoming R&D Day in April,” added Sheldon Koenig.

Fourth Quarter and Full Year 2024 Key Accomplishments and Recent Highlights

Driving U.S. and Global Growth and Striving for Profitability

In the U.S., strong prescription demand and increasing physician adoption continue to drive durable revenue growth. At the same time, our global partners are making significant progress driving international revenue by bringing our bempedoic acid products to patients around the world. Many patients cannot reach their low-density lipoprotein cholesterol (LDL-C) goals and, as a result, are at risk of cardiovascular (CV) disease or a CV event, such as a heart attack. Our products are now approved in 39 countries globally, further expanding access to those in need.

Together, these factors fuel sustained business momentum, enhance operational efficiency, and pave the way to long-term profitability.

Advancing the U.S. Commercial Strategy

•Achieved double-digit quarter-to-quarter prescription growth since the launch of the expanded label, driven by broader adoption and increased prescriber confidence.
•Expanded payer access, with updated management criteria now covering more than 173 million lives across commercial insurance and Medicare and Medicaid plans.
•Effective January 29, 2025, NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe) were added to the U.S. Department of Defense Uniform Formulary as preferred agents for their nine million lives covered.
•Increased prescription volume, with approximately 8% growth in new to brand prescriptions and a 12% increase in total retail prescription equivalents in the fourth quarter compared to the third quarter of 2024.
•Expanded prescriber base, with 10% more healthcare practitioners writing prescriptions in Q4 2024, now totaling over 25,000 prescribers.
•Esperion has initiated development of two triple combination products in the U.S. with bempedoic acid, ezetimibe, and either atorvastatin or rosuvastatin. Based on published literature, the Company believes the triple combination products may offer LDL-C lowering in excess of 60%. This level of efficacy would rival both existing and emerging injectable and oral therapies.

Global Expansion:

•The Company’s partner in Japan, Otsuka Pharmaceutical Co., Ltd. (Otsuka) has submitted a New Drug Application to the Japanese Ministry of Health, Labour and Welfare for the manufacture and sale of bempedoic acid in Japan for the treatment of hypercholesterolemia and familial hypercholesterolemia. Otsuka expects approval and National Health Insurance pricing in the second half of 2025.
•Esperion’s European partner (DSE) continues to successfully market NILEMDO® (bempedoic acid) and NUSTENDI® (bempedoic acid and ezetimibe) and has demonstrated strong revenue growth, which provides increasing royalty revenue and further validates the global potential for Esperion’s bempedoic acid products worldwide.
•DSE’s royalty revenue increased 9% sequentially to $9.7 million reflecting continued momentum in European sales of NILEMDO and NUSTENDI.
•The Company recently partnered with CSL Seqirus to commercialize NEXLETOL and NEXLIZET in Australia and New Zealand. Under the terms of the agreement, Esperion received an upfront payment and is eligible for near-term milestones along with a profitable transfer price on product sales.
•Esperion entered into a licensing agreement with Neopharm Israel for the exclusive rights to commercialize NEXLETOL and NEXLIZET in Israel and expects to file an NDA for marketing approval in Israel in the first half of 2025.
•The Company filed New Drug Submissions (NDSs) to Health Canada for NEXLETOL and NEXLIZET and anticipates market approval in the fourth quarter of 2025.

Financials

“During 2024, we executed two transformational financial transactions that fundamentally reshaped our capital structure, providing us with enhanced operational and financial flexibility. These improvements, coupled with our fortified balance sheet, empower us to focus on investing in our three pillars for growth to build a leading global biopharmaceutical powerhouse,” stated Ben Halladay, Chief Financial Officer of Esperion.

•Entered into a Royalty Purchase Agreement with OMERS Life Sciences (OMERS), under which Esperion received approximately $304.7 million in cash from OMERS in exchange for 100% interest, subject to a cap, of Esperion’s expected royalty entitlement on DSE net sales of bempedoic acid products in the European territories. OMERS will receive a tiered royalty ranging from 15-25% of net bempedoic acid product sales in Europe, until it has received an aggregate amount equal to 1.7x its investment. Thereafter, all future royalty payments from DSE royalties will revert back to Esperion. Proceeds from the Royalty Purchase Agreement facilitated early payout and termination of the Oberland secured facility, removing all liens and covenants associated with that agreement.
•Closed on a series of financing transactions that support the Company’s repayment of a portion of its existing $265 million convertible debt facility. The transactions included a $150 million senior secured term loan facility led by funds managed by Athyrium Capital Management, LP and joined by funds managed by HealthCare Royalty, and a new $100 million Convertible Note with accredited investors. The Company used the proceeds from the Loan and approximately $60 million of the proceeds from the Note to repay $210 million of the existing convertible debt with the remaining net proceeds of $26.5 million to be used for general operating purposes.

Portfolio Expansion and Pipeline Advancement

Our commitment to R&D strengthens all three strategic pillars – revenue growth, portfolio expansion, and pipeline advancement. With a strengthened balance sheet, we are positioned to in-license or acquire synergistic cardiometabolic assets while advancing our clinical pipeline.

R&D Pipeline

•The Company is exploring its novel insights into ACLY biology and the therapeutic role these next-generation inhibitors can play in multiple life-threatening diseases including rare and chronic liver and kidney diseases.
•Esperion will announce a lead indication, declare a candidate for development and share more about its clinical development plans at an R&D Day on April 24, 2025.

Publications and Presentations

Publications

•Bempedoic Acid for Prevention of Cardiovascular Events in People With Obesity: A CLEAR Outcomes Subset Analysis
•Published in the Journal of the American Heart Association (JAHA) and previously presented by Dr. Harold Bays, MD at the 2024 American College of Cardiology Scientific Sessions.
•Nearly 45% of patients in CLEAR Outcomes had obesity (body mass index greater than or equal to 30 kg/m2) at the start of the study.
•In this analysis, not only was bempedoic acid a safe and well-tolerated option, but patients with obesity treated with bempedoic acid were 23% less likely to experience MACE-4 (CV death, nonfatal myocardial infarction (MI), nonfatal stroke, or coronary revascularization) compared to placebo.

•Especially in the age of GLP1 agonist weight loss, there is need to educate that reduction of weight has little impact on a patient’s lipid profile. This analysis demonstrates bempedoic acid is a viable therapeutic option to manage LDL-C and CV risk in this patient population.
•Characteristics and Outcomes of Patients With and Without Statin-Associated Muscle Symptoms Treated with Bempedoic Acid in the CLEAR Outcomes Trial
•Published in the Journal of Clinical Lipidology (JCL) and previously presented by Ulrich Laufs, MD, PhD at the 2024 American Heart Association Scientific Sessions.
•This post-hoc analysis assessed baseline differences in statin intolerance symptoms and whether these influenced the clinical course during CLEAR Outcomes, the largest prospective database of patients with statin intolerance to date.
•The nature of statin intolerance symptoms at baseline (e.g. muscle symptoms only, non-muscle adverse effects, or both) had no effect on the cardiovascular efficacy of bempedoic acid.
•Patients who reported statin-associated muscle symptoms at baseline experienced higher rates of discontinuation and skeletal muscle symptoms, but rates were not greater in patients treated with bempedoic acid. 30% of patients who had attempted statin rechallenge during CLEAR Outcomes did not remain on the statin at the end of the trial, highlighting the challenges of statin use in some patients.

Presentations

Two CLEAR Outcomes post-hoc analyses were accepted as poster presentations at the 2025 American College of Cardiology’s Annual Scientific Sessions (ACC.25) in Chicago, Illinois.

•Efficacy and Safety of Bempedoic Acid in Patients ≥ 75 Years: Analysis of CLEAR Outcomes
▪This post-hoc analysis of CLEAR Outcomes evaluates the efficacy and safety of bempedoic acid in patients aged 75 years and older (15% of the trial population).
▪Across novel lipid-lowering therapies, data in older patients has been vastly limited, this analysis provides evidence for use of bempedoic acid in this patient population.
•Impact of Adjunctive Lipid-Modifying Therapy in the CLEAR Outcomes Trial
•Background lipid-modifying therapy was started or intensified after randomization in 9.4% of bempedoic acid and 15.6% of placebo patients in the CLEAR Outcomes trial. There is potential the effects of bempedoic acid were diminished with the addition of more background lipid-modifying therapies in the placebo group.
•This prespecified analysis evaluates the impact of adding or intensifying background lipid-lowering therapies to patients with statin intolerance at high CV risk over the 3.4 year median duration of follow-up in the CLEAR Outcomes trial.

Fourth Quarter and Fiscal Year 2024 Financial Results

Revenue

•Total revenue for the three months and full year ended December 31, 2024, was $69.1 million and $332.3 million, respectively, compared to $32.3 million and $116.3 million for the comparable periods in 2023, an increase of 114% and 186%, respectively.

•U.S. net product revenue for the three months and full year ended December 31, 2024, was $31.6 million and $115.7 million, respectively, compared to $20.8 million and $78.3 million for the comparable periods in 2023, an increase of 52% and 48%, respectively, driven by retail prescription growth of 50% and 45%.
•Collaboration revenue for the three months and full year ended December 31, 2024, was $37.6 million and $216.6 million, compared to $11.5 million and $38.0 million for the comparable periods in 2023, an increase of 227% and 470%, respectively, driven by increases in royalty sales within our partner territories, product sales to our collaboration partners from our supply agreements, a one-time milestone recognized from Otsuka upon their JNDA submission in the three months ended December 31, 2024, and revenue recognized from our Settlement Agreement with DSE in the first half of 2024.

R&D Expenses

•Research and development expenses for the three months and full year ended December 31, 2024, were $11.0 million and $46.2 million, compared to $17.7 million and $86.1 million for the comparable periods in 2023, a decrease of 38% and 46%, respectively.
•The decrease was primarily related to the close-out of our CLEAR Outcomes study and lower compensation costs.

Selling, General and Administrative (SG&A) Expenses

•Selling, general and administrative expenses for the three months and full year ended December 31, 2024, were $36.9 million and $163.1 million, compared to $45.4 million and $142.5 million for the comparable periods in 2023, a decrease of 19% and an increase of 14%, respectively.
•The decrease quarter over quarter from 2023 was primarily related to increased legal litigation expenses reflecting one-time legal expenses related to legal resolution, partially offset by increased compensation costs related to the ramp up of our sales force associated with our commercial launch and promotional costs.
•The increase year over year was primarily related to the ramp up of our sales force associated with our commercial launch in addition to bonus payments and promotional costs.

Net Loss. The Company had net losses of $21.3 million and $51.7 million for the three and full year ended December 31, 2024, compared to net losses of $56.3 million and $209.2 million for the comparable periods in 2023, respectively.

Loss Per Share. Basic and diluted net losses per share was $0.11 for the fourth quarter ended December 31, 2024, and $0.28 for the full year ended December 31, 2024, compared to basic and diluted net losses per share of $0.50 and $2.03, for the comparable periods in 2023, respectively.

Cash and Cash Equivalents. As of December 31, 2024, cash and cash equivalents totaled $144.8 million compared to $82.2 million as of December 31, 2023.

The Company ended the fourth quarter 2024 with approximately 195.9 million shares of common stock outstanding, excluding 2.0 million treasury shares.

2025 Financial Outlook

The Company expects full year 2025 operating expenses to be in the range of $215 million to $235 million, including approximately $15 million in non-cash expenses related to stock compensation.

Conference Call and Webcast Information
Esperion will host a conference call and webcast at 8:00 a.m. ET to discuss the financial results and business progress.

A live audio webcast can be accessed on the investor and media section of the Esperion website. The webcast replay will be available approximately two hours after completion of the call and will be archived on the Company's website for approximately 90 days.

INDICATION
NEXLIZET and NEXLETOL are indicated:

•The bempedoic acid component of NEXLIZET and NEXLETOL is indicated to reduce the risk of myocardial infarction and coronary revascularization in adults who are unable to take recommended statin therapy (including those not taking a statin) with:
•established cardiovascular disease (CVD), or
•at high risk for a CVD event but without established CVD.
•As an adjunct to diet:
•NEXLIZET, alone or in combination with other LDL-C lowering therapies, to reduce LDL-C in adults with primary hyperlipidemia, including HeFH.
•NEXLETOL, in combination with other LDL-C lowering therapies, or alone when concomitant LDL-C lowering therapy is not possible, to reduce LDL-C in adults with primary hyperlipidemia, including HeFH.

IMPORTANT SAFETY INFORMATION
NEXLIZET and NEXLETOL are contraindicated in patients with a prior hypersensitivity to bempedoic acid or ezetimibe or any of the excipients. Serious hypersensitivity reactions including anaphylaxis, angioedema, rash, and urticaria have been reported.

Hyperuricemia: Bempedoic acid, a component of NEXLIZET and NEXLETOL, may increase blood uric acid levels, which may lead to gout. Hyperuricemia may occur early in treatment and persist throughout treatment, returning to baseline following discontinuation of treatment. Assess uric acid levels periodically as clinically indicated. Monitor for signs and symptoms of hyperuricemia, and initiate treatment with urate-lowering drugs as appropriate.

Tendon Rupture: Bempedoic acid, a component of NEXLIZET and NEXLETOL, is associated with an increased risk of tendon rupture or injury. Tendon rupture may occur more frequently in patients over 60 years of age, in those taking corticosteroid or fluoroquinolone drugs, in patients with renal failure, and in patients with previous tendon disorders. Discontinue NEXLIZET or NEXLETOL at the first sign of tendon rupture. Consider alternative therapy in patients who have a history of tendon disorders or tendon rupture.

The most common adverse reactions in the primary hyperlipidemia trials of bempedoic acid, a component of NEXLIZET and NEXLETOL, in ≥2% of patients and greater than placebo were upper respiratory tract infection, muscle spasms, hyperuricemia, back pain, abdominal pain or discomfort, bronchitis, pain in extremity, anemia, and elevated liver enzymes.

Adverse reactions reported in ≥2% of patients treated with ezetimibe (a component of NEXLIZET) and at an incidence greater than placebo in clinical trials were upper respiratory tract infection, diarrhea, arthralgia, sinusitis, pain in extremity, fatigue, and influenza.

In the primary hyperlipidemia trials of NEXLIZET, the most commonly reported adverse reactions (incidence ≥3% and greater than placebo) observed with NEXLIZET, but not observed in clinical trials of bempedoic acid or ezetimibe, were urinary tract infection, nasopharyngitis, and constipation.

The most common adverse reactions in the cardiovascular outcomes trial for bempedoic acid, a component of NEXLIZET and NEXLETOL, at an incidence of ≥2% and 0.5% greater than placebo were hyperuricemia, renal impairment, anemia, elevated liver enzymes, muscle spasms, gout, and cholelithiasis.

Discontinue NEXLIZET or NEXLETOL when pregnancy is recognized unless the benefits of therapy outweigh the potential risks to the fetus. Because of the potential for serious adverse reactions in a breast-fed infant, breastfeeding is not recommended during treatment with NEXLIZET or NEXLETOL.

Report pregnancies to Esperion Therapeutics, Inc. Adverse Event reporting line at 1-833-377-7633.

Please see full Prescribing Information for NEXLIZET and NEXLETOL.

About Esperion Therapeutics
Esperion Therapeutics, Inc. is a commercial stage biopharmaceutical company focused on bringing new medicines to market that address unmet needs of patients and healthcare professionals. The Company developed and is commercializing the only U.S. Food and Drug Administration (FDA) approved oral, once-daily, non-statin medicines for patients who are at risk for cardiovascular disease and are struggling with elevated low density lipoprotein cholesterol (LDL-C). These medications are supported by the nearly 14,000 patient CLEAR Cardiovascular Outcomes Trial. Esperion continues to build on its success with its next generation program which is focused on developing ATP citrate lyase inhibitors (ACLYi). New insights into the structure and function of ACLYi fully enables rational drug design and the opportunity to develop highly potent and specific inhibitors with allosteric mechanisms.

Esperion continues to evolve into a leading global biopharmaceutical company through commercial execution, international partnerships and collaborations and advancement of its pre-clinical pipeline. For more information, visit esperion.com and esperionscience.com and follow Esperion on LinkedIn and X.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, the outcomes and anticipated benefits of legal proceedings and settlements, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:
Investors:
Alina Venezia
investorrelations@esperion.com
(734) 887-3903

Media:
Tiffany Aldrich
corporateteam@esperion.com
(616) 443-8438

Esperion Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	December 31, 2024	December 31, 2023
Cash and cash equivalents	$144,761	$82,248
Working capital	91,765	44,841
Total assets	343,821	205,796
Royalty sale liability	293,610	—
Revenue interest liability	—	274,778
Convertible notes, net of issuance costs	151,320	261,596
Long-term debt	140,971	—
Common stock	196	118
Accumulated deficit	(1,601,029)	(1,549,284)
Total stockholders' deficit	(388,722)	(454,994)

Esperion Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Product sales, net	$31,561	$20,760	$115,725	$78,335
Collaboration revenue	37,552	11,490	216,589	37,999
Total Revenues	69,113	32,250	332,314	116,334

Operating expenses:
Cost of goods sold	25,631	11,452	68,601	43,267
Research and development	10,977	17,742	46,238	86,107
Selling, general and administrative	36,925	45,423	163,073	142,523
Total operating expenses	73,533	74,617	277,912	271,897

Income (loss) from operations	(4,420)	(42,367)	54,402	(155,563)

Interest expense	(16,422)	(15,057)	(59,251)	(58,976)
Loss on extinguishment of debt and exchange transaction	(1,683)	—	(54,918)	—
Other income, net	1,207	1,080	8,022	5,291
Net loss	$(21,318)	$(56,344)	$(51,745)	$(209,248)

Net loss per common share - basic and diluted	$(0.11)	$(0.50)	$(0.28)	$(2.03)

Weighted-average shares outstanding - basic and diluted	195,566,916	112,403,358	187,181,856	103,106,616